UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2023

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 W Walnut St., Suite A-4 Pasadena, California 91124	91124
(Address of principal executive offices)	(Zip Code)

(628) 889-7680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NIR	The Nasdaq Global Market
Warrants, each exercisable for one share of Common Stock for $11.50 per share	NIRWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Near Intelligence, Inc. (the “Company”) is party to that certain Financing Agreement dated November 4, 2022 (as amended from time to time, the “Financing Agreement”) with Near Intelligence LLC (a wholly owned subsidiary of the Company) as borrower, certain of the Company’s other subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent (“Blue Torch”). On June 26, 2023, the Company initiated conversations with Blue Torch regarding an optional prepayment by the Company (the “Optional Prepayment”) to reduce the outstanding principal amount of the loans under the Financing Agreement by $29,000,000 (the “Prepayment Amount”).

Pursuant to the Financing Agreement, the Company is required to, among other things, maintain a ratio of indebtedness to recurring revenue, or Leverage Ratio (as defined in the Financing Agreement), below specified thresholds. As previously reported, on March 31, 2023 and May 18, 2023, the Company issued $19.9 million in aggregate principal amount of convertible debentures, which are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement (the “Subordinated Convertible Debentures”). As a result of the Subordinated Convertible Debentures being treated as indebtedness for purposes of calculating the Leverage Ratio pursuant to the Financing Agreement, the Company failed to maintain the required Leverage Ratio for the test period ending on May 31, 2023, and such failure constituted an event of default under the Financing Agreement (the “Default”). On July 7, 2023, the Company received a Notice of Default and Reservation of Rights letter from Blue Torch, in which Blue Torch reserved all rights and remedies related to the Default under the Financing Agreement and elected to postpone application of a post-default rate provided for under the Financing Agreement.

On July 18, 2023, the Company entered into that certain Amendment No. 4 to Financing Agreement (“Amendment No. 4”) by and among Near Intelligence LLC, the Company’s subsidiary guarantors, the Required Lenders (as defined therein) and Blue Torch, as administrative agent, pursuant to which, among other things, the parties agreed to amend certain terms of the Financing Agreement relating to the Leverage Ratio to provide that the Subordinated Convertible Debentures will not be treated as indebtedness for purposes of calculating the Leverage Ratio pursuant to the Financing Agreement, nor will any other convertible notes, debentures or similar securities of the Company that constitute Subordinated Indebtedness (as defined in Financing Agreement). In addition, Amendment No. 4 gave effect to the Optional Prepayment previously contemplated between the Company and Blue Torch, by providing for the release to Blue Torch of 100% of the remaining loan proceeds held in a controlled account, which proceeds were applied as an optional prepayment to reduce the outstanding principal amount of the loans under the Financing Agreement by the Prepayment Amount and to pay accrued and unpaid interest on the Prepayment Amount. In addition, a prepayment premium in the amount of $1,742,047.02 (the “PIK Payment”) was paid-in-kind and capitalized to the outstanding principal amount of the loans. After giving effect to the application of the Prepayment Amount and the PIK Payment, the principal balance of the loans under the Financing Agreement was $76,742,047.02 as of July 18, 2023.

Further, pursuant to Amendment No. 4, Blue Torch waived the Default and agreed to forbear from exercising its default-related rights and remedies against the Company solely with respect to the Default, which waiver included (i) waived application of a post-default interest rate, (ii) acknowledgment and agreement that a Deferred Fee Trigger Event (as defined in the Financing Agreement) had not occurred as a result of the Default, and (iii) confirmation that (A) no existing loan had been or shall be converted to a loan with an interest rate determined by the Reference Rate (as defined in the Financing Agreement) as a result of the Default and (B) no other fees were or shall be due and payable as a result of the Default.

The foregoing description of Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 4, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K with respect to Amendment No. 4 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Amendment No. 4 to Financing Agreement, dated as of July 18, 2023, by and among Near Intelligence, Inc., Near Intelligence LLC, the Guarantors party thereto, the Required Lenders party thereto and Blue Torch Finance LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2023

NEAR INTELLIGENCE, INC.

	By:	/s/ Rahul Agarwal
Rahul Agarwal
Chief Financial Officer

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